Exhibit 99.3

FOR IMMEDIATE RELEASE

DUCKWALL-ALCO NAMES NEW

SENIOR VICE PRESIDENT - OPERATIONS

Spencer joins retailer to lead store operations

Abilene, Kan. (December 11, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) announced today that Jim Spencer is joining the Company on December 15, as Senior Vice President - Operations. He comes to Duckwall-ALCO Stores with more than 18 years of store operations and retail management experience with Wal-Mart Stores, Inc.

Spencer most recently spent three years with Wal-Mart’s international division where he was Vice President of Operations. During his time in Wal-Mart International he successfully transformed operations, leading initiatives in labor optimization, operating standards and standard operating procedures. Previously he spent 15 years in various roles in Wal-Mart’s U.S. store operations.

In his new position, Spencer will be responsible for all Duckwall-ALCO store operations. As Spencer begins his new role, current Senior Vice President – Operations Phil Hixon will transition to Senior Vice President – Merchandising.

As with other key officers, Spencer’s compensation package has been structured to closely align his interests with those of Duckwall-ALCO shareholders. The Company will grant him options for 30,000 shares of common stock, effective with the closing price on December 15.

Duckwall-ALCO President and CEO Larry Zigerelli said, “We are extremely pleased to have Jim join us as we continue our efforts to transform the Company. His extensive retail experience at a world-class retailer will help us enhance shareholder value. Jim’s addition, along with Phil Hixon’s move into merchandising, rounds out our significantly strengthened senior management team.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. specializes in meeting the retail needs of smaller, underserved communities, primarily in the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 258 stores across 23 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:

Donny R. Johnson

Executive Vice President and Chief Financial Officer

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com